                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h)
of the Investment Company Act of 1940

[ ]  CHECK  THIS  BOX IF NO  LONGER  SUBJECT  OF  SECTION  16.  FORM 4 OR FORM 5
OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(B).
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1.  Name and Address of Reporting Person
            Humer                            Lewis                  "Spike"
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            (Last)                           (First)               (Middle)

 3400 Cottage Way
---------------(Street)---------------------------------------------------------
        Sacramento                         CA                       95825
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           (City)                        (State)                       (Zip)

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 2. Issuer Name and Ticker or Trading Symbol
      Itex Corporation ("Itex")
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 3. IRS or Social Security Number of Reporting Person
      (Voluntary)
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4. Statement for Month/Year

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 5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

      [ X ] Director                      [   ] 10% Owner
      [ X ] Officer (give title below)    [ ] Other (specify below)
                  President & Chief Executive Officer
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 7. Individual or Joint/Group Filing (Check Applicable Line)
      [ X ] Form filed by One Reporting Person
      [   ] Form filed by More than One Reporting Person

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 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

 1. Title of Security          2. Transaction    2A.  Deemed             3. Transaction     4.  Securities Acquired (A) or Disposed of (D)   5. Amount          6. Ownership      7. Nature of
    (Instr. 3)                    Date                Execution                Code                (Instr. 3,4 and 5)                            of                  Form:           Indirect
                                                      Date, if any          (Instr. 8)                                                       Securities         Direct (D) or       Beneficial
                                                                                                                                            Beneficially         Indirect (I)       Ownership
                                (Month/Day/         (Month/Day/                                                                            Owned Following
                                   Year)              Year)                                                                                    Report
                                                                            Code     V              Amount     (A) or (D)      Price       Transaction(s)         (Instr. 4)       (Instr. 4)
-----------------------      -------------------  --------------    -----------------------------------------------  ------------------  ----------------       ---------------   --------------

Common stock                     12/23/02                  --               P                      $1,590        A             $0.12                                    D               N/A
                                 12,26/02                                   P                     $16,549        A             $0.14                                    D               N/A

                                                                                                                                             410,745

FORM4(continued)TableII - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security    2. Conversion    3. Transaction      3A Deemed      4. Transaction   5. Number of   6. Date Exercisable    7. Title and Amount  8. Price        9. Number of   10.  Ownership   11. Nature of
   (Instr. 3)                         or Exercise      Date (Month/        Exec-             Code         Derivative     and Expiration         of Underlying        of              Derivative       Form of         Indirect
                                      Price of         Day/ Year)           tion         (Instr. 8)       Securities     Date (Month/Day/       Securities           Derivative      Securities       Derivative      Beneficial
                                      Derivative                            Date                          Acquired (A)   Year)                  (Instr. 3 and 4)     Security        Benefically      Security:       Ownership
                                      Security                            (Month/                        or Disposed of                                             (Instr. 5)       Owned Following  Direct (D)      (Instr. 4)
                                                                           Day/                           (Instr. 3, 4                                                               Reported             or
                                                                           Year)                            and 5)                                                                   Transaction(s)    Indirect(I)
                                                                                                                                                                                                       (Instr. 4)
                                                                                                                                                           Amount
                                                                                                                                                            or
                                                                                                                           Date      Expir                 Number
                                                                                                                           Exerc     tion                   of
                                                                                           Code     V        A        D   isable     Date         Title    Shares
-------------------------------    ----------------  ---------------  ---------------   ---------------- ---------------- -----------------    -------------------  --------------  --------------  --------------  --------------

/s/ Lewis "Spike" Humer                12/26/2002
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**Signature of Reporting Person           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff

(a).  Note:  File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instructio 6 for procedures.